Exhibit 99.2

Caesars Entertainment Corporation (CZR)
Fourth Quarter 2014 Earnings Announcement
March 2, 2015

Caesars is posting a copy of these prepared remarks and its press release to its Investor Relations website. These prepared remarks are offered to provide stockholders and analysts with additional time and detail for analyzing our results in advance of our quarterly conference call. As previously scheduled, the conference call will begin today, March 2, at 1:30 p.m. PT (4:30 p.m. ET). To access the live broadcast, please visit the Investor Relations section of Caesars’ website at www.caesars.com. A reconciliation between GAAP and non-GAAP results is provided in the tables in the press release.

Prepared Remarks
Jennifer Chen:
Good afternoon, and welcome to the Caesars Entertainment Fourth Quarter 2014 Results Conference Call. Joining me today from Caesars Entertainment Corporation are Gary Loveman, Chief Executive Officer, and Eric Hession, Chief Financial Officer. Following our prepared remarks, we'll turn the call over to your questions.
A copy of our press release, today's prepared remarks and a replay of this conference call will be available in the Investor Relations section on our website at caesars.com.
Before I turn the call over to Gary, I'd like to call your attention to the following information. The Safe Harbor disclaimer in our public documents covers this call and the simultaneous webcast at caesars.com. The forward-looking statements made during this conference call reflect the opinion of management as of the date of this call. There are risks and uncertainties with these statements, which are detailed in our filings with the SEC. Please be advised that developments subsequent to this call are likely to cause these statements to become outdated with the passage of time, but we do not intend to update the information provided today prior to our next quarterly conference call.
Further, today, we are reporting fourth quarter 2014 results. These results are not necessarily indicative of results in future periods. Also, please note that, prior to this call, we furnished on Form 8-K a copy of this afternoon's press release to the SEC.

Property EBITDA and adjusted EBITDA are non-GAAP financial measures. Reconciliations of net income and loss to property EBITDA and net income and loss to adjusted EBITDA can be found in the tables of our press release.
This call, the webcast and its replay are the property of Caesars Entertainment Corporation. It's not for rebroadcast or use by any other party without the prior written consent of Caesars Entertainment Corporation. If you do not agree with these terms, please disconnect now. By remaining on the line, you agree to be bound by these terms.
Today we filed a form extending the time in which we will file our Form 10-K. The Company does not expect any material changes to its financial results to be reflected in the Form 10-K when filed, relative to what is contained in today’s press release. The Company intends to file the Form 10-K within the fifteen day extension period.
As we move forward with this call, the words “company”, “Caesars”, “Caesars Entertainment”, “we”, “our” and “us” refer to Caesars Entertainment Corporation and its consolidated entities, unless otherwise stated or context requires otherwise.
Let me turn it over to Gary.
Gary Loveman:
Good afternoon and thank you for joining us today.
The fourth quarter was an encouraging period for Caesars Entertainment. The company’s performance benefited from:

•	Improvements in activity levels and expense management across the network;

•	Increasing revenues associated with our investments in hospitality, especially in Las Vegas; and

•	A recovery in markets where we have addressed structural cost issues, specifically Atlantic City and Tunica.
Overall, revenue increased 6% from the prior year. While activity at the beginning of the quarter was sluggish, overall revenue performance has been improving sequentially since November. December and January were particularly positive, resulting from better revenue performance across the network.
Top line growth in the fourth quarter was driven by very strong results at Caesars Interactive coupled with the addition of Horseshoe Baltimore, the High Roller, and the Cromwell, all of which opened in 2014. Our investments in recent years to enhance and expand hospitality offerings also contributed to the gains in revenue.
However, similar to last quarter, unfavorable hold at Caesars Palace to the tune of $60 million year over year and higher start-up costs from new properties, as well as new food and beverage offerings, offset the top-line growth we experienced in these areas.

During the fourth quarter, we began to experience the benefits of our restructuring in Atlantic City and Tunica. EBITDA in Atlantic City has begun a steady climb - after being marginally profitable in the fourth quarter of last year; while in Tunica we have seen EBITDA increase roughly 60%, from the prior year period.
Since 2008, the company has implemented a series of cost management initiatives and operational improvements to address the challenging set of conditions that have faced our industry since the financial crisis. Through these efforts we have extracted significant costs without sacrificing service levels. Considering where the industry is today and to ensure strong EBITDA flow through from top-line revenue growth going forward, we remain relentless in our focus on these efforts. During the fourth quarter, we began implementing additional measures across the enterprise to ensure the company’s expense base is appropriately sized for the current dynamics in the industry. We have focused our efforts on reducing costs that we have determined no longer yield significant incremental revenue. Among the steps we have taken have been the discontinuation of non-essential contract services, improving property level costs through process enhancements such as more sophisticated scheduling, and eliminating certain management layers. Additionally, we are working to reduce marketing expenses in circumstances where our analytics show that such reductions will have little impact on customer behavior and revenue. As a result of these efforts, we realized approximately $9 million of cost savings in the quarter, but we expect the real benefits from these efforts will be seen beginning in the first quarter of 2015. Across the 2015 year, we expect to produce an incremental $250 to $300 million of EBITDA as a result of cost savings and EBITDA enhancing initiatives. The majority of our planned initiatives have already been implemented, and we anticipate robust flow through prospectively.
Before I dive into the details and highlights across the three entities that comprise Caesars Entertainment, I would like to first discuss the developments related to CEOC’s restructuring efforts.
You are all well aware that on January 15th, CEOC voluntarily filed for Chapter 11 bankruptcy protection to facilitate a restructuring of its capital structure. CEOC entered into a Restructuring Support Agreement with more than 80% of its first lien bondholders. Caesars Entertainment Corporation is not part of the filing nor is Caesars Growth Partners or Caesars Entertainment Resort Properties. During this process all of Caesars Entertainment’s properties, including those owned or managed by CEOC, are open for business and will continue to operate in the normal course.
This action marks the culmination of efforts to improve CEOC’s balance sheet, which has included substantial investment in new and upgraded hospitality assets, particularly in Las Vegas at Caesars Palace. The financial restructuring for CEOC is part of a comprehensive plan to strengthen CEOC and all of Caesars Entertainment and position them for sustainable, long-term growth and value creation.
The details of the plan entail moving substantially all of CEOC’s U.S. real estate holdings into a publicly traded REIT. The properties will be leased for an annual lease payment of $635 million, which will be guaranteed by CEC, and managed by the operating company which CEC will control and be the majority equity owner. As is currently the case, and continuing following the restructuring, all properties will continue to be part of the Caesars Entertainment network and will continue to benefit from the same brands, centralized services, and access to Total Rewards.
To facilitate a smooth restructuring, Caesars Entertainment Corporation has agreed to make significant contributions to benefit CEOC and its creditors. In addition, a significant step in the overall restructuring is the completion of the previously announced merger of Caesars Entertainment and Caesars Acquisition Company. Not only will this merger further simplify our capital structure and drive expense savings, it will also facilitate CEC’s contributions without the need for significant third-party financing. Additionally, the strength of the merged company will position it to be a strong guarantor of the CEOC lease.
If successful, the plan will reduce CEOC’s debt by approximately $10 billion and decrease its annual interest expense from approximately $1.7 billion to approximately $450 million with a vastly improved cash flow profile.
The REIT structure is a highly efficient vehicle and has been gaining traction in the gaming and hospitality industry as evidenced by Penn National Gaming’s REIT conversion in 2013 and the announcement by several others in our industry of exploring such a move including Pinnacle Entertainment and Boyd Gaming. We believe the plan will enable CEOC to maximize value and substantially improve financial recoveries to each creditor group while maintaining the integrity of Caesars Entertainment’s multi-channel distribution network. Upon completion of the merger and restructuring, Caesars Entertainment will be a financially stronger company with significantly reduced leverage and a much simpler and straightforward corporate structure.
As alternative restructuring paths would likely have greater costs and higher risks, it remains CEC and CEOC’s goal for there to be a consensual agreement with all of CEOC’s various lender constituents on its restructuring plan. A consensual deal would reduce costly litigation, provide for a quicker restructuring process, minimize any potential disruption on the business, and provide the best recovery for all creditors.
The REIT transaction and merger are subject to gaming regulatory approvals and the restructuring plan must be approved by the Bankruptcy Court. CEOC is focused on obtaining approvals for each of these and intends to move this process forward as quickly as possible so that CEOC can emerge from Chapter 11 in a timely manner.
Now let me move on to review our fourth quarter performance.
At Caesars Entertainment Report Properties, revenue increased 8% over the prior year, driven primarily by hospitality amenities in Las Vegas and improved performance in Atlantic City. Flow through, however, remained challenged as recently opened dining outlets continue to ramp up, impacting margins. Additionally, CERP had higher corporate and overhead expenses in the quarter.
New marketing initiatives have broadened customer awareness and visitation to The LINQ and High Roller as well as to the Flamingo and Harrah’s. These properties experienced increases in gaming volumes attributable to their proximity to the promenade. The Wheel experienced increased ridership from the third quarter of this year. Overall, the LINQ’s performance was broadly consistent with prior quarters but we had some one-time charge offs related to the optimization of the tenant base mix.
In Atlantic City, we are particularly encouraged by the level of bookings at the meetings facility adjacent to Harrah’s. Reservations for meetings have been steadily growing, outpacing our expectations. With the key booking period still ahead of us, we are very thrilled with where the business stands today. As of January 1st, the facility has booked 62,000 room nights for the first 12- month period following its expected opening in Q3 of 2015.
Moving on to Caesars Growth Partners, the entity reported another great quarter with revenues up 46% to $527 million. CGP’s results are attributable to exceptional performance at CIE, primarily from social and mobile games, the openings of The Cromwell and Horseshoe Baltimore and increased revenue from hospitality amenities.
CIE continues to be a shining star with fourth quarter adjusted EBITDA increasing 87% year over year on revenue growth of 64%. This performance was driven by the acquisition of Pacific Interactive in early 2014, continued organic growth in the business and contributions from real money online gaming. During the quarter, CIE’s social and mobile games business grew paying users to 657,000 and average revenue per user increased year over year to $0.28 as a result of the team’s efforts to drive greater monetization of the user base.
With respect to real money online gaming, we continue to look for ways to attract new customers and grow the business. For example, in January of this year, WSOP.com and 888 Poker, which is CIE’s platform provider in New Jersey, began partial pooling of players in the state to increase liquidity. As we have stated before regarding the online gaming sector, we intend to continue capitalizing on new opportunities in existing and potential new states.
On the brick and mortar side of the business, Growth Partners’ casino properties also delivered good results with revenue up 40% year over year to $371 million, primarily due to the openings of the Cromwell and Horseshoe Baltimore. Non-gaming revenue growth was attributable to the opening of Drai’s and Giada at The Cromwell earlier this year, continued strong hotel revenues from the renovated Jubilee tower at Bally’s, and new dining and entertainment options across all of Growth Partners’ properties. Adjusted EBITDA, however, decreased 3% to $60 million, as Growth Partners incurred additional expenses in the fourth quarter of this year that did not occur in the prior year comparison. These costs included general operating expenses associated with the Cromwell and Horseshoe Baltimore, which opened in the second and third quarters, respectively, the strip-front lease expense at the LINQ Hotel, which began in the first quarter of 2014, management fees that were paid to CEOC for the purchased properties, and overhead expenses related to Caesars Enterprise Services, which commenced in the third quarter of 2014.
Performance at the LINQ Hotel & Casino was impacted by 1,250 rooms that were out of service due to the ongoing renovation there. The project is proceeding as planned and we expect these rooms to be returned to service in the first half of this year. The renovated rooms that have already come back online have performed exceedingly well, generating a 47% cash ADR premium compared to the historical cash ADR in Q4 of 2013.
Turning to CEOC, as we noted on our last call Caesars Palace faced tough comparisons this quarter due to extremely favorable hold in the second half of 2013. Compounding the comparison to the favorable hold in 2013, this year we experienced nearly unprecedented poor hold. In total, hold at Caesars Palace amounted to an approximately $60 million year over year impact on Q4 EBITDA. On a positive note, I am delighted to report that so far in the first quarter it appears our luck has started to normalize with respect to hold.
Looking forward at Caesars Palace, the imminent opening of Omnia Nightclub will further add to our selection of premier entertainment options and attract guests to our flagship. The club opens March 12 with an impressive lineup of award-winning, global electronic music artists, including DJ Calvin Harris on opening night. We are also eagerly anticipating the launch of Mariah Carey’s residency at the Colosseum in early May.
Away from Las Vegas, as I noted earlier, we are pleased by the stability in same store regional markets, which have performed flat to up in the fourth quarter on a sequential basis. Since November, excluding Caesars Palace, the other CEOC properties have generated improved revenue growth driven by good gaming volumes and slightly favorable hold with strength being broad based across geographies. In particular, Tunica and Atlantic City have delivered healthier revenue and EBITDA performance stemming from the adjustments we recently made to our cost structure.
With the exception of an increase in VLT supply in Illinois, there is no significant new supply expected to come online in CEOC’s regional markets in 2015. We are optimistic about slowing declines and signs of growth in certain markets. We expect ongoing stability in the regions coupled with our vigilance in reducing costs to drive improvement in CEOC’s 2015 EBITDA to our $1.024 billion plan. As mentioned previously, the majority of the increase in 2015 EBITDA is expected to be predominately driven by cost savings, with an incremental $165 to $200 million of CEOC EBITDA in 2015 coming from a variety of identified initiatives in operations, marketing and corporate expenses.
On the international development front, we are making good progress on the design phase of our Korea project and will begin the permitting process in the coming months. With Chinese visitation to Korea growing by over 40% this past year, we are very excited about the prospects for our Korea project.
Now let me hand it over to Eric to review consolidated financial performance for the fourth quarter.
Eric Hession:
Thank you Gary.
Fourth quarter consolidated net revenues increased 6% from the prior year to $2.1 billion primarily due to growth in social and mobile games at CIE and the opening of new properties and food and beverage outlets. Casino revenue rose 2% mainly due to the addition of Horseshoe Baltimore. Excluding Baltimore, regional markets experienced sequentially improved visitation from both VIP and non-VIP guests in Q4. January performance shows encouraging signs that this sequential improvement has continued into 2015. Room revenue increased 5% as fewer available room nights at The LINQ Hotel & Casino due to renovations were more than offset by a 14% increase in cash ADR. Overall RevPAR increased 9% led by an 11% growth in RevPAR in Las Vegas.
Group revenue increased 12% with margin expansion leading to a 19% profit growth over the prior year. We are particularly excited about the year ahead when it comes to group business. 2015 is positioned well with the group business expected to grow in the high single-digits year over year. Contracted business for 2016 is positive as well, with strength in both Atlantic City and Las Vegas.
Fourth quarter F&B revenue was 9% higher relative to the prior year due to the opening of several new restaurants in Las Vegas, notably Giada at The Cromwell and the opening of Horseshoe Baltimore. Other revenue increased 34% year over year due to strong growth in social and mobile games at CIE and third party rent and entertainment revenue from The LINQ and High Roller and Britney Spears’ Piece of Me show at Planet Hollywood.
Consolidated adjusted EBITDA declined 8% to $372 million, which was attributable to the impact of poor hold, higher property operating costs driven by the openings of the new venues and increased overhead expenses.
Looking at liquidity by entity:
CERP had $279 million in liquidity at quarter end composed of $189 million in cash and cash equivalents and $90 million of capacity remaining on the CERP revolver. CGP ended the quarter with $1.094 billion in liquidity, $944 million of which was in cash and cash equivalents with the remaining $150 million attributable to the CGPH revolver. CEOC had $1.194 billion in cash and cash equivalents as of December 31, 2014.
Subsequent to the fourth quarter, we announced that Rock Ohio entered into an agreement with Caesars Entertainment to redeem our 20% minority interest in ROC. Caesars continues to manage the Horseshoe Cleveland and Cincinnati casinos and Thistledown racetrack and all properties remain a part of Caesars’ Total Rewards network.
Lastly, before turning it back to Gary, I would like to note a change you should expect to see in our press release and consolidated financial statements beginning next quarter. Given CEOC’s Chapter 11 filing on January 15, 2015, beginning with the first quarter of 2015, CEC will deconsolidate CEOC and its subsidiaries from its reported results.
Gary Loveman:
While the fourth-quarter was encouraging on many levels, EBITDA was negatively impacted by a series of items including unfavorable hold, ongoing construction disruption and higher start-up costs related to new food and beverage offerings. EBITDA has improved during the period since November, and we are pleased with the sequential improvement in key business indicators across our network. Coupled with the top line benefits we are realizing from our hospitality investments and our focus to improve flow through and enhance cash flow generation, I am optimistic about 2015 as we see a pathway to delivering stronger results. Additionally, for the upcoming year we will be very engaged with the execution of CEOC’s restructuring plan and the Caesars Entertainment and Caesars Acquisition merger, so that we can complete this process as quickly and efficiently as possible and realize additional cost savings to restore the health and long-term viability of CEOC. Combined, we believe these actions will provide a platform to grow and prosper for many years to come.
With a track forward to ensure the future prosperity of Caesars Entertainment, I feel this is an appropriate time for a transition in management. I will step down as CEO of Caesars Entertainment on June 30 after serving in this position for the past 12 years. During this time, I have seen this company evolve and accomplish more than I could have ever imagined. I am extremely proud of the team and all that we have achieved.
I will continue to oversee the restructuring of CEOC, remaining Chairman of this entity as well as of Caesars Entertainment. Mark Frissora has been appointed CEO designee, effective as of March 31, 2015, and subject to regulatory approval, will take over as CEO effective July 1. He has also joined the Board. Mark and I will work closely together to ensure a seamless transition and a productive start beginning on Day 1. We have an excellent team at all levels within the company, and I am confident that Mark, working together with me and the rest of the senior management team, will effectively execute on the initiatives underway to position Caesars for future growth and success.
Before we open up the call for Q&A, let me just say that I know many of you likely have questions regarding the status of the restructuring process or the state of our discussions with various creditors. However, we will not be able to answer and discuss these questions due to the ongoing nature of the negotiations and proceedings.

Forward Looking Information
This document includes “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. You can identify these statements by the fact that they do not relate strictly to historical or current facts. We have based these forward-looking statements on our current expectations about future events. Further, these statements contain words such as “will,” “expect,” “believe,” “plan,” “would,” or “positioned”, or the negative or other variations thereof or comparable terminology. In particular, they include statements relating to, among other things, future actions, new projects, strategies, future performance, the outcomes of contingencies, such as legal proceedings, the restructuring of CEOC, and future financial results of Caesars. These forward-looking statements are based on current expectations and projections about future events.
Investors are cautioned that forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties that cannot be predicted or quantified, and, consequently, the actual performance of Caesars may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to, the following factors, and other factors described from time to time in the Company's reports filed with the Securities and Exchange Commission (including the sections entitled “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” contained therein):

•	the effects of CEOC’s bankruptcy filing on CEOC and its subsidiaries and affiliates, including Caesars Entertainment, and the interest of various creditors, equity holders and other constituents;

•	the ability to retain key employees during the restructuring of CEOC;

•
the event that the Restructuring Support Forbearance Agreement (“RSA”) may not be consummated in accordance with its terms, or persons not party to the RSA may successfully challenge the implementation thereof;

•	the length of time CEOC will operate in the Chapter 11 cases or CEOC’s ability to comply with the milestones provided by the RSA;

•	risks associated with third party motions in the Chapter 11 cases, which may hinder or delay CEOC’s ability to consummate the restructuring as contemplated by the RSA;

•	the potential adverse effects of Chapter 11 proceedings on Caesars Entertainment’s liquidity or results of operations;

•	the effects of local and national economic, credit and capital market conditions on the economy, in general, and on the gaming industry, in particular;

•	the ability to realize the expense reductions from our cost savings programs;

•	the financial results of CGP LLC’s business;

•	the impact of our substantial indebtedness and the restrictions in our debt agreements;

•	access to available and reasonable financing on a timely basis, including the ability of the company to refinance its indebtedness on acceptable terms;

•	the ability of our customer tracking, customer loyalty, and yield management programs to continue to increase customer loyalty and same-store or hotel sales;

•
changes in laws, including increased tax rates, smoking bans, regulations or accounting standards, third-party relations and approvals, and decisions, disciplines and fines of courts, regulators and governmental bodies;

•	our ability to recoup costs of capital investments through higher revenues;

•	abnormal gaming holds (“gaming hold” is the amount of money that is retained by the casino from wagers by customers);

•	the effects of competition, including locations of competitors, competition for new licenses, and operating and market competition;

•	the ability to timely and cost-effectively integrate companies that we acquire into our operations;

•	the potential difficulties in employee retention and recruitment as a result of our substantial indebtedness, or any other factor;

•
construction factors, including delays, increased costs of labor and materials, availability of labor and materials, zoning issues, environmental restrictions, soil and water conditions, weather and other hazards, site access matters, and building permit issues;

•
severe weather conditions or natural disasters, including losses therefrom, losses in revenues and damage to property, and the impact of severe weather conditions on our ability to attract customers to certain of its facilities, such as the amount of losses and disruption to us as a result of Hurricane Sandy in late October 2012;

•	litigation outcomes and judicial and governmental body actions, including gaming legislative action, referenda, regulatory disciplinary actions and fines and taxation;

•
acts of war or terrorist incidents, severe weather conditions, uprisings or natural disasters, including losses therefrom, including losses in revenues and damage to property, and the impact of severe weather conditions on our ability to attract customers to certain of our facilities, such as the amount of losses and disruption to our company as a result of Hurricane Sandy in late October 2012;

•	the effects of environmental and structural building conditions relating to our properties;

•	access to insurance on reasonable terms for our assets; and

•	the impact, if any, of unfunded pension benefits under multi-employer pension plans.
Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. Caesars disclaims any obligation to update the forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated or, if no date is stated, as of the date of this filing.